Exhibit 2 Page 1 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
As of September 30, 2005
(Unaudited)
(In Thousands)

CURRENT ASSETS
Cash and cash equivalents:
Cash	$96,591
Temporary cash investments - at cost,
which approximates market	501,440
Total cash and cash equivalents	598,031
Other temporary investments	-
Notes receivable	63,243
Accounts receivable:
Customer	950,158
Allowance for doubtful accounts	(20,428)
Other	384,340
Accrued unbilled revenues	530,140
Total receivables	1,844,210
Deferred fuel costs	553,521
Accumulated deferred income taxes	-
Fuel inventory - at average cost	133,477
Materials and supplies - at average cost	593,569
Deferred nuclear refueling outage costs	135,971
Prepayments and other	153,136
TOTAL	4,075,158

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	337,874
Decommissioning trust funds	2,571,109
Non-utility property - at cost (less accumulated depreciation)	223,015
Other	77,928
TOTAL	3,209,926

PROPERTY, PLANT AND EQUIPMENT
Electric	28,860,133
Property under capital lease	726,568
Natural gas	85,247
Construction work in progress	1,495,789
Nuclear fuel under capital lease	293,801
Nuclear fuel	346,719
TOTAL PROPERTY, PLANT AND EQUIPMENT	31,808,257
Less - accumulated depreciation and amortization	12,901,568
PROPERTY, PLANT AND EQUIPMENT - NET	18,906,689

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	788,282
Other regulatory assets	1,672,604
Long-term receivables	26,841
Goodwill	377,172
Other	910,070
TOTAL	3,774,969

TOTAL ASSETS	$29,966,742

Exhibit 2 Page 2 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS' EQUITY
As of September 30, 2005
(Unaudited)
(In Thousands)

CURRENT LIABILITIES
Currently maturing long-term debt	$100,286
Notes payable	40,041
Accounts payable	1,812,601
Customer deposits	221,470
Taxes accrued	228,770
Accumulated deferred income taxes	103,731
Nuclear refueling outage costs	10,817
Interest accrued	154,952
Obligations under capital leases	134,989
Other	407,884
TOTAL	3,215,541

NON-CURRENT LIABILITIES
Accumulated deferred income taxes and taxes accrued	5,092,319
Accumulated deferred investment tax credits	381,118
Obligations under capital leases	195,297
Other regulatory liabilities	438,805
Decommissioning and retirement cost liabilities	1,864,164
Transition to competition	79,101
Regulatory reserves	17,444
Accumulated provisions	564,243
Long-term debt	8,380,766
Preferred stock with sinking fund	13,950
Other	1,518,930
TOTAL	18,546,137

Commitments and Contingencies

Preferred stock without sinking fund	346,466

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued 248,174,087 shares in 2005 and in 2004	2,482
Paid-in capital	4,839,810
Retained earnings	5,450,218
Accumulated other comprehensive loss	(265,877)
Less - treasury stock, at cost (40,753,133 shares in 2005)	2,168,035
TOTAL	7,858,598

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$29,966,742

Exhibit 2 Page 3 of 3

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Nine Months Ended September 30, 2005
(Unaudited)
(In Thousands)

OPERATING REVENUES
Domestic electric	$6,236,949
Natural gas	51,729
Competitive businesses	1,660,929
TOTAL	7,949,607

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	1,525,652
Purchased power	2,260,102
Nuclear refueling outage expenses	120,393
Other operation and maintenance	1,585,969
Decommissioning	108,580
Taxes other than income taxes	290,237
Depreciation and amortization	638,817
Other regulatory charges (credits) - net	(44,814)
TOTAL	6,484,936

OPERATING INCOME	1,464,671

OTHER INCOME
Allowance for equity funds used during construction	29,414
Interest and dividend income	116,005
Equity in earnings (loss) of unconsolidated equity affiliates	22,012
Miscellaneous - net	4,144
TOTAL	171,575

INTEREST AND OTHER CHARGES
Interest on long-term debt	324,149
Other interest - net	44,457
Allowance for borrowed funds used during construction	(19,790)
TOTAL	348,816

INCOME BEFORE INCOME TAXES	1,287,430

Income taxes	460,115

CONSOLIDATED NET INCOME	827,315

Preferred dividend requirements and other	19,217

EARNINGS APPLICABLE TO
COMMON STOCK	$808,098